Exhibit 3.1

AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS OF

KEY ENERGY SERVICES, INC.

The Bylaws were amended to add the following Article X:

ARTICLE X

EXEMPTION OF SHARE ACQUISITIONS UP TO 15%

FROM THE CONTROL SHARE ACQUISITION ACT

Notwithstanding any other provision of the charter of the Company or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute thereto, shall not apply to any acquisition by any person of shares of stock of the Company that would, if aggregated with all other shares of stock of the Company owned by that person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of not more than fifteen percent (15%) of the voting power of shares of stock of the Company in the election of directors generally. Any amendment or repeal of this Article, or any adoption of any Bylaw provision inconsistent with this Article shall be prospective only.